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                                                                     EXHIBIT 3.2



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              GERALD STEVENS, INC.
                              --------------------


         The present name of the corporation is Gerald Stevens, Inc. The corporation was incorporated under the name of Spotts Florafax Corporation by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 29, 1970. This Restated Certificate of Incorporation of the corporation restates and integrates but does not further amend the provisions of the corporation's Restated Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware and hereby restates and integrates the provisions of the corporation's Restated Certificate of Incorporation to read in its entirety as follows:

                                    ARTICLE I

         The name of the Corporation is GERALD STEVENS, INC.

                                   ARTICLE II

         The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The total number of shares which this Corporation is authorized to issue is Two Hundred and Fifty Million (250,000,000) shares of Common Stock, par value $.01 per share, and Six Hundred Thousand (600,000) shares of Preferred Stock, par value $10.00 per share.

         The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:




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         (a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

         (b) The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

         (c) The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

         (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

         (e) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

         (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

         (g) Any other relative rights, preferences and limitations of that series.

                                    ARTICLE V

         The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                                   ARTICLE VI

         No contract or transaction between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because the directors or officers or their votes are counted for such purpose.




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                                   ARTICLE VII

         In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the stockholders to alter and repeal Bylaws made by the Board of Directors.

                                  ARTICLE VIII

         To the maximum extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of this Corporation shall be liable to the Corporation or its shareholders for monetary damages arising by reason of actions or omissions constituting a breach of fiduciary duty as a director.

                                   ARTICLE IX

         The Corporation shall not be governed by Subchapter VI, Section 203, "Business Combinations With Interested Stockholders," of the General Corporation Law of Delaware from and after January 7, 1995.




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         IN WITNESS WHEREOF, the authorized officer has caused this Restated
Certificate of Incorporation to be executed this 6th day of May, 1999.



                                        GERALD STEVENS, INC.


                                        /s/ Gerald R. Geddis
                                        ---------------------------------------
                                        Gerald R. Geddis
                                        President and Chief Executive Officer